Exhibit 10.31

MASTER SUBCONTRACT AGREEMENT

THIS MASTER SUBCONTRACT AGREEMENT (this “Subcontract”) is made and entered into effective as of the 2nd day of November, 2017, by and between COBRA ACQUISITIONS LLC, a Delaware limited liability company having an address of 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134 (“Contractor”), and T&E Flow Services, a Service Company having an address of 11860 S. Sooner Rd, Edmond, Oklahoma 73034 (“Subcontractor”).
WITNESSETH THAT:
WHEREAS, Contractor desires that Subcontractor provide subcontract services and materials, hereinafter referred to as the “Work”, in connection with Contractor’s business;
WHEREAS, Subcontractor has the resources, technically competent personnel and the desire to undertake the Work; and
WHEREAS, the parties hereto desire that the Work be performed on the terms provided herein.
NOW THEREFORE, Contractor and Subcontractor, for and in consideration of the mutual covenants and agreements herein contained, agree as follows:
Article 1
Definition and Conditions of the Work
1.1    The Work to be performed by Subcontractor under this Subcontract shall comply with the terms and conditions applicable to Contractor, including technical specifications, contained in that certain Emergency Master Service Agreement for PREPA’s Electrical Grid Repairs – Hurricane Maria dated October 19, 2017 (the “PREPA Agreement”) between Contractor and the Puerto Rico Electric Power Authority (“PREPA”), a copy of which is attached hereto as Exhibit “A” and made a part hereof. Subcontractor will perform its Work with due diligence and in a safe, competent, workmanlike and environmentally protective manner to prompt completion, subject to all of the terms and conditions of this Subcontract, which services shall consist of providing certain work agreed upon in writing by Contractor and Subcontractor in a Work Order (as hereafter defined).
1.2     From time to time Contractor may issue to Subcontractor a written work order containing a written definition of the scope of Work involved and the basis for determining the amount to be paid to Subcontractor (as may be modified by one or more subsequently agreed upon change order(s), a “Work Order”), which Work Orders shall be negotiated to the mutual satisfaction of the parties and shall be substantially in the form attached hereto as Exhibit “C”, or such other form as the parties shall mutually agree. Neither Contractor nor Subcontractor shall be obligated to accept any proposed Work Order; however, the parties agree to negotiate in good faith and to endeavor to agree upon each proposed Work Order. Contractor will inform Subcontractor of its anticipated schedule for the performance of the Work included in each Work Order, and Subcontractor shall comply with that schedule in performing the Work. Any terms, conditions or stipulations in any delivery ticket, quote, proposal, pre-printed form or other instrument used by Subcontractor not in conformity with the terms and provisions hereof and in the applicable Work Order shall be null and void, and this Subcontract shall control.
1.3    All Work shall be performed in accordance with this Subcontract and the applicable Work Order. In the event of conflict among any of the Work Order documents, the document bearing the latest date shall govern. In the event of conflict between this Subcontract and any of the Work Orders, this Subcontract shall govern.
1.4    Contractor may at any time during the progress of the Work make any changes of and/or to the Work as shown by the Work Order without invalidating this Subcontract or such Work Order. Before proceeding with any change, Subcontractor shall obtain a written and executed change order from Contractor. All such written and executed change orders will become a part of the applicable Work Order and no additional compensation, extensions of time or other changes will be recognized or paid for unless a written and executed change order for the same has been obtained from Contractor. For the avoidance of doubt, Contractor shall not be liable to Subcontractor for any work claimed to have been performed for the benefit of Contractor or others, unless Contractor has signed and delivered to Subcontractor a change order for such work.
1.5    Subcontractor shall comply with all federal, state and local laws, ordinances and codes applicable to the Work, and give adequate notices relating to the Work to proper authorities, and secure and pay for all necessary licenses or permits to carry on the Work.
1.6    Subcontractor shall as a minimum standard of safety comply with all applicable provisions of the Occupational Safety and Health Act and all other statutory or contractual safety requirements applying to the Work. Subcontractor shall defend, indemnify and hold harmless Contractor Group and its client(s) from and against any Claims (as hereinafter defined) arising from any alleged violation by any member of Subcontractor Group of any statutory or contractual safety requirements applicable to the Work and/or failure upon the part of any one or all of them to comply with any statutory or contractual safety and health standards, and all other pertinent municipal, state or federal laws, rules, codes or regulations of any law.
1.7    Subcontractor agrees that the contract price set forth in a Work Order includes all applicable sales taxes, excise taxes, transportation taxes, unemployment compensation taxes, old age benefits and social security taxes. In addition, Subcontractor agrees to withhold from all those employed by Subcontractor, withholding taxes and to pay the same to the Internal Revenue Service and applicable state revenue departments in accordance with the state and federal laws and regulations pertaining thereto.
1.8    Subcontractor agrees to comply with all applicable federal and state immigration laws and implementing regulations. Subcontractor confirms that it currently is, and will continue to remain, in full compliance with all relevant federal and state immigration laws and implementing regulations, including the obligation to verify and document the identity and employment eligibility of all employees by the timely and proper use of the USCIS Employment Eligibility Verification Form I-9. Subcontractor also certifies that each and every one of its current/future employees who are currently/will be performing any of the Work or present at any location where the Work is being formed are/will be legally eligible to work in the United States.

Article 2
Time of Performance; Default
2.1    Time is of the essence in this Subcontract and in all applicable Work Orders. Subcontractor shall initiate Work immediately upon notice by Contractor to do so and shall complete all of the Work by the agreed-upon date as set forth in the applicable Work Orders.
2.2    In the event that Subcontractor fails to perform its obligations contained in this Subcontract or in any agreed upon Work Order or any provision thereof, or shall fail to prosecute the Work diligently and properly, and shall fail to remedy and correct such default entirely within three (3) working days after receipt from Contractor of a notice in writing to do so (except as otherwise set forth in Article 3 below), then, Contractor may declare Subcontractor in default. Contractor may then, in addition to any other remedies available at law or in equity, retain and use all material, tools, and equipment of Subcontractor on the job site and obtain additional material, equipment and workmen, or contract with another party as necessary for completion of the Work. All expenses incurred thereby shall be treated as payments to Subcontractor under this Subcontract and the applicable Work Order and, if the total of such expense exceeds the balance payable under this Subcontract or Work Order, then Subcontractor shall reimburse Contractor for the entire amount of such excess immediately upon receipt of written demand therefor from Contractor.
2.3    If any action to have Subcontractor declared bankrupt shall be filed, or if any receiver shall be appointed for Subcontractor, or if Subcontractor shall make any assignment for benefit of creditors, or if Subcontractor should seek any protection or relief under bankruptcy law, or Subcontractor fails to prosecute the Work diligently, properly and without interruption, it shall constitute a default under this Subcontract and such Work Order. In such instances, Contractor may take all steps necessary to complete the Work timely and in compliance with this Subcontract, and treat the expenses incurred thereby as payments to Subcontractor under this Subcontract and the applicable Work Order. In addition to such other rights as it may have, Contractor may also withhold any payment due hereunder until all claims which might be asserted against the Work have been satisfied.
2.4    In addition to any other rights and remedies available at law or in equity, upon a default under this Subcontract or a Work Order, Contractor will be relieved from the responsibility, if any, of transporting Subcontractor, its employees and/or its equipment out of Puerto Rico and/or back to the continental United States or elsewhere, which arrangement, costs and expenses shall be the sole responsibility of Subcontractor.
Article 3
Default for Failure to Abide by the Policies

Subcontractor shall be in default upon Subcontractor’s failure to abide by (i) the Subcontractor’s Code of Conduct, attached hereto as Exhibit “D” and made a part hereof (the “Code of Conduct”), and (ii) Contractor’s Health Safety and Environmental Employee Manual, attached hereto as Exhibit “E” and made a part hereof (the “HSE Manual”, and together with the Code of Conduct, the “Policies”). In the event of Subcontractor’s failure to abide by the Policies, Contractor may terminate this Subcontract immediately upon notice to Subcontractor of such default, which notice shall set forth Subcontractor’s actions that Contractor considers to have constituted the breach.

Notwithstanding the provisions contained in Article 2 above, Contractor may not allow an opportunity to remedy this type of default. Contractor will also set forth in said notice of default, in accordance with the provisions of Article 2, whether or not Contractor will retain possession of and use all material, tools, and equipment of Subcontractor on the job site and obtain additional material, equipment and workmen, or contract with another party as necessary in order to complete any Work left unfinished by Subcontractor. Upon receipt of a notice of default for failure to abide by the Policies, Subcontractor will thereafter have twenty-four (24) hours to notify its employees of the same and vacate the job site. Additionally, upon such a default, Contractor will be relieved from the responsibility, if any, of transporting Subcontractor, its employees and/or its equipment out of Puerto Rico and/or back to the continental United States or elsewhere, which arrangement, costs and expenses shall be the sole responsibility of Subcontractor.

Article 1
Completion of Work

Completion of Work is defined as the date of acceptance of the project set forth in the applicable Work Order by Contractor.
Article 2
Compensation to Subcontractor
Contractor shall, on behalf of itself and its client(s), pay Subcontractor the amount(s) provided in the applicable Work Orders and using Subcontractor’s rate sheet attached hereto as Exhibit “B” and made a part hereof; provided, that Contractor’s obligation to make payment to Subcontractor shall be expressly contingent upon Contractor’s prior receipt of payment from PREPA pursuant to the PREPA Agreement. It is understood by the parties however, that the foregoing sentence is not a waiver of Subcontractor’s right to ultimately receive payment for work properly performed under this Subcontract from Contractor; rather, it is intended to be an acknowledgment that the timing or scheduling of payments to Subcontractor by Contractor, may be affected by the timing of Contractor’s receipt of payments from PREPA. Except as otherwise specifically provided for in the applicable Work Orders, all sales taxes in effect at the time of the performance of the Work shall be the cost and expense of, and shall be timely paid by, Subcontractor.
Article 3
Invoicing and Payment
3.1    Except as otherwise provided in applicable Work Orders, Subcontractor shall invoice Contractor in accordance with Contractor’s own bi-weekly invoice schedule as indicated in the PREPA Agreement.
3.2    Payments to Subcontractor for undisputed amounts shall be made within forty-eight hours (48) hours after Contractor receives payment for such Work from PREPA, pursuant to the PREPA Agreement; provided that such amounts are subject to any additions and deductions for changes as may be made in accordance with the terms of this Subcontract. Subcontractor understands and agrees that payments made to it from Contractor are governed by applicable Federal Acquisition Regulations and will made in accordance therewith.

Article 4
Termination
Notwithstanding Subcontractor’s compliance with all of the terms of this Subcontract, Work Orders, Subcontractor’s Code of Conduct, etc., Contractor shall still have the right to terminate the Work and this Subcontract at any time upon written notice to Subcontractor. In the event of such termination, Subcontractor shall be compensated for Work properly performed prior to the effective date of termination, but shall not be entitled to payment for any loss of anticipated profits, and Contractor shall have no other liability to Subcontractor under this Subcontract and/or the applicable Work Order.
Article 5
Right To Audit
If payment to Subcontractor is made on a cost-reimbursable basis under this Subcontract or under any applicable Work Order, all of Subcontractor’s records pertaining to the Work shall be subject to audit by Contractor upon reasonable notice. Subcontractor shall maintain a true and correct set of records pertaining to Work performed hereunder and all transactions related thereto for a period of three (3) years after completion or termination of the Work.
Article 6
Confidential Information
6.1    Subcontractor shall treat as confidential all information furnished by Contractor or obtained by Subcontractor in the performance of the Work, whether or not Contractor identifies such information as being confidential, and shall return to Contractor, upon completion or termination of the Work or upon written notice by Contractor, all such information. Confidential information furnished by Contractor shall not be disclosed by Subcontractor or any of its employees to any third party without the prior written consent of Contractor except as may be reasonably necessary in the performance of the Work. Subcontractor shall agree not to use said confidential information furnished to it by Contractor except in connection with the Work. The foregoing obligations shall not apply to information that (i) is or becomes available to the public through sources independent of or through no fault of Subcontractor, (ii) is in Subcontractor’s possession prior to the receipt of information from Contractor, or (iii) is received by Subcontractor from a third party who has the right to disclose the same.
6.2    Subcontractor’s obligations under this Article 9 with respect to any individual item of confidential information shall remain in effect for a period equal to that required in the PREPA Agreement or for a period of three (3) years, whichever is greater, after receipt by Subcontractor of same.
Article 7
Warranty; Title and Risk of Loss
7.1    Subcontractor warrants and represents that it shall (a) perform the Work in a good and workmanlike manner consistent with applicable industry standards and practices; (b) use sound engineering and technical principles where applicable; (c) perform the Work in compliance with specifications provided or approved by Contractor and/or its client(s); and (d) use or furnish goods, products, materials, supplies and equipment (collectively, “Goods”) that are merchantable, fit for their intended purpose, new (unless otherwise provided in a Work Order), and free from defect in design and workmanship. To the extent assignable, all rights and remedies available to Subcontractor shall be passed directly to Contractor’s client(s). Subcontractor shall at Subcontractor’s sole cost and expense (including, without limitation, shipping costs), re-perform, repair or replace, as applicable, all Work which fails to meet or exceed the standards set forth in this Section or, at Contractor’s option, refund to Contractor that portion of the consideration that is attributable to the nonconforming Work.
7.2    Unless otherwise provided in the Work Order, all Goods are sold to Contractor f.o.b. Contractor’s designated facility at the location described in the Work Order, and title to and risk of loss or damage to such Goods shall remain with Subcontractor until such Goods are delivered to Contractor. Goods delivered in error shall be returned to Subcontractor at Subcontractor’s sole expense. All Goods shall be subject to inspection by Contractor prior to Contractor’s acceptance of the same, and any Goods rejected by Contractor shall be promptly repaired or replaced, in Contractor’s discretion, at Subcontractor’s expense (including, without limitation, shipping costs incurred to complete such repair and replacement).
Article 8
Force Majeure
If either party is rendered unable, wholly or in part, by an event of force majeure to carry out its obligations under this Subcontract, that party shall give to the other party prompt written notice of the force majeure event with reasonable full particulars concerning it. Thereupon the obligations of the party giving notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure event. The affected party shall use all reasonable diligence to remove the force majeure as quickly as possible. The term “force majeure”, as used in this Subcontract, shall without limitation, mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental restraint, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the party claiming suspension and which should not have reasonably been anticipated by Subcontractor.
Article 9
Insurance and Risk of Loss
9.1    During the term of this Subcontract, Subcontractor agrees to maintain in force, at Subcontractor’s expense, insurance of the types and in the minimum amounts as required in the PREPA Agreement and/or Section 12.4 herein, whichever is greater. Subcontractor shall provide Contractor with a Certificate of Insurance evidencing compliance with this Article 12. All such policies shall be obtained from insurers that are solvent and acceptable to Contractor, shall be maintained in full force and effect during the term of this Subcontract and for a period of one (1) year thereafter, and shall not be permitted to lapse, or be canceled or materially altered or amended without thirty (30) days’ prior written notice having first been furnished to Contractor. Certificates of Insurance required pursuant to this paragraph shall provide that should the above described policies be cancelled prior to the expiration thereof, notice will be provided in accordance with the policy provisions.

9.2    Failure to secure the required insurance coverages or the failure to comply fully with any of the insurance provisions of this Subcontract, or the failure to secure such endorsements on the policies necessary to carry out the terms and provisions of this Subcontract, shall in no way act to relieve Subcontractor from the obligations of this Subcontract. In the event that liability for any loss or damage be denied by the underwriter or underwriters, in all or in part, because of breach of said insurance requirements by Subcontractor, or for any other reason, or if Subcontractor fails to maintain any of the required insurance, Subcontractor shall hold harmless, defend and indemnify Contractor Group and its clients against all claims which would be otherwise covered by such insurance and any other damages, including costs and attorneys’ fees, resulting from lack of the required insurance. The insurance obligations of Subcontractor are separate from Subcontractor’s indemnity obligations under Article 13 and the limits of insurance set forth in the PREPA Agreement or as set forth below are in no way intended to limit Subcontractor’s indemnity obligations under Article 13, except to the extent mandated by applicable law.
9.3    All insurance policies of Subcontractor, excluding Workers’ Compensation and Employer’s Liability, shall name Contractor Group as additional insureds, and shall be primary as respects all liabilities and indemnity obligations assumed by Subcontractor under this Subcontract. Additionally, all insurance policies of Subcontractor, excluding Workers’ Compensation and Employer’s Liability, shall be endorsed to waive subrogation against Contractor Group as respects all liabilities and indemnity obligations assumed by Subcontractor. Any deductibles under any of Subcontractor’s policies of insurance shall be the responsibility of Subcontractor.
9.4    Subcontractor shall obtain and maintain throughout the term of this Subcontract the following policies and coverages:
A.    Workers’ Compensation, Employer’s Liability and Occupational Disease Insurance with coverage limits of not less than $1,000,000.00 per occurrence, and workers’ compensation insurance satisfying the legal requirements of each state or location in which Work is to be performed, including an alternative employer/borrowed servant endorsement.
B.    Commercial General Liability Insurance, including bodily injury and property damage, with minimum limits not less than $1,000,000.00 per occurrence.
C.    Automobile Liability Insurance with minimum limits not less than $1,000,000.00, and including bodily injury, property damage, and contractual auto liability, for all owned, hired and non-owned vehicles that will be used in the performance of Work under this Subcontract.
Article 10
Indemnity
10.1    Definitions.
“Contractor Group” shall mean Contractor and its parents, subsidiaries and affiliates, and their respective officers, directors, employees, agents and representatives.

“Claim” shall mean all claims (including, but not limited to, those for property damage, pollution (including, without limitation, response costs, remediation costs, and damages to natural resources), bodily injury, personal injury, illness, disease, maintenance, cure, loss of parental or spousal consortium, wrongful death, loss of support, death, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions in rem or in personam), obligations, costs, judgments, interest and awards (including payment of attorneys’ fees and costs of litigation and investigation costs) or amounts, of any kind or character (except punitive or exemplary damages), whether under judicial proceedings, administrative proceedings or otherwise, or conditions in the premises arising in connection with this Subcontract or the performance of the Work under this Subcontract.

“Subcontractor Group” shall mean Subcontractor and its parents, subsidiaries, affiliates and sub-subcontractors, and their respective officers, directors, employees, agents and representatives.

10.2    Subcontractor agrees to release, defend, indemnify, and hold harmless Contractor Group and Contractor’s clients from and against any Claims incurred or suffered by Contractor Group or Contractor’s clients which are brought by or on behalf of any third party arising out of or in any way related to the negligence or willful misconduct of Subcontractor Group. Contractor agrees to release, defend, indemnify, and hold harmless Subcontractor Group from and against any Claims incurred or suffered by Subcontractor Group which are brought by or on behalf of any third party arising out of or in any way related to the negligence or willful misconduct of Contractor Group.
10.3    Each party shall notify the other party immediately of any claim, demand, or suit that may be presented to or served upon it by any party arising out of or as a result of Work performed pursuant hereto, affording such other party full opportunity to assume the defense of such claim, demand, or suit and to protect itself under the obligations of this Article 13.
10.4    To the extent, and only to the extent, that applicable law or public policy would render void, unenforceable or voidable any obligations hereunder, including but not limited to, those set forth in this Article 13, then such provisions shall be modified, and shall apply only to the extent permissible under applicable law.
Article 11
Safety
Subcontractor will be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work site and for ensuring that the Work areas are free of recognized hazards. Subcontractor further agrees to adhere to all safety, substance control and employee drug testing requirements of Contractor or Contractor’s prime contract(s) with its client(s).
Article 12
Governing Law
This Subcontract shall be construed and the rights of the parties hereto shall be determined in accordance with the laws of the State of Oklahoma. The exclusive venue of any proceeding for interpretation, enforcement or for recovery of damages or other relief arising from this Subcontract or its breach shall be in Oklahoma County, Oklahoma, whether such proceeding shall be in the state or federal court, or in any method of alternative dispute resolution.
Article 13
Assignments and Subcontracts
Subcontractor may not assign, sublet or subcontract this Subcontract, or any part thereof, without the written consent of Contractor, and the assignment of this Subcontract, or the subletting or subcontracting of any Work to be performed hereunder, if so permitted by Contractor, shall not relieve Subcontractor of its obligations hereunder. Any attempted assignment or Subcontracting of this Subcontract without Contractor’s consent shall be void with no force or effect. In the event that, after written approval by Contractor, Subcontractor does subcontract any portion of the Work, each such subcontract shall provide Contractor and its client(s) with indemnity, insurance, warranty and other protections equivalent to those set forth in this Subcontract.
Article 14
Waiver of Consequential Damages
In no event shall Contractor be liable to Subcontractor for special, indirect, or consequential damages resulting from or arising out of this Subcontract or any applicable Work Order including, without limitation, loss of profits or business interruptions, however they may be caused.
Article 15
Agreement
15.1    The PREPA Agreement and all Work Orders described in Article 1 form part of this Subcontract and the whole shall constitute the entire Subcontract between the parties. This Subcontract shall be for the benefit of and binding upon Contractor and Subcontractor and their respective successors and permitted assigns.
18.2    In the event that any term or provision in this Subcontract or in any Work Order attached hereto, is found to be in conflict with any of the terms, provisions, or conditions contained in the PREPA Agreement, the terms, provisions, and conditions of the PREPA Agreement shall control.
Article 16
No Liens
Subcontractor agrees to pay all claims for labor, materials, services, and supplies furnished by Subcontractor hereunder and agrees to allow no lien or charge to be fixed upon property of Contractor Group or the party for whom Contractor is performing services. Subcontractor agrees to indemnify, protect, defend, and hold Contractor Group and Contractor’s clients harmless from and against all such claims or indebtedness incurred by Subcontractor in connection with the services as provided hereunder, it being agreed that Contractor shall have the right to pay any such claims or indebtedness out of any money due or to become due to Subcontractor hereunder. Notwithstanding the foregoing, Contractor agrees that it will not pay any such claim or indebtedness as long as same is being actively contested by Subcontractor and Subcontractor has taken all actions necessary (including the posting of a bond when appropriate) to protect the property interests of Contractor and any other party affected by such claim or indebtedness.

Article 17
Independent Contractor
Subcontractor agrees that it is an independent contractor in the performance of any Work under this Subcontractor and any Work Order and that neither it nor its employees shall be considered employees of Contractor. Contractor shall not be responsible for the direct payment of any withholding taxes, social security payments, payments under workmen’s compensation or other insurance premiums, or other charges of any kind, except as specifically stated herein. Subcontractor hereby warrants that it will deduct and pay over to the proper governmental authority any withholding taxes or similar assessment which an employer is required to deduct and pay over and Subcontractor accepts exclusive liability for any payroll taxes or contributions imposed by any federal, state or other governmental authority, covering its agents or employees.
Article 18
Miscellaneous
20.1    The prevailing party in any litigation arising out of or relating to the Work, this Subcontract or a Work Order shall be entitled to recover from the non-prevailing party its reasonable attorneys’ fees, costs and expenses.

20.2    No waiver by any party of any condition, or of any breach of any provision contained in this Subcontract, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other provision.

20.3    If any part or provision of this Subcontract is judicially declared invalid, such declaration shall not have the effect of invalidating or voiding the remainder of this Subcontract. The parties agree that the part(s) of this Subcontract so held to be invalid, void or unenforceable shall be modified to the extent required to make it enforceable, or, if necessary, the Subcontract shall be deemed to be amended to delete the unenforceable part or provision, and the remainder shall have the same force and effect as if such part or provision had never been included herein.

20.4    This Subcontract or any Work Order may be executed in counterparts (and by the parties hereto on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Subcontract or any Work Order by telecopy or any electronic means shall be effective as delivery of a manual counterpart of the same, and an electronically stored, executed version of this Subcontract shall be deemed an original.

20.5    BOTH PARTIES AGREE THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT, KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER THAT AFFORDS FAIR AND ADEQUATE NOTICE THAT THIS SUBCONTRACT HAS PROVISIONS REQUIRING ONE PARTY (THE INDEMNITOR) TO BE RESPONSIBLE FOR THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANOTHER PARTY OR MEMBER OF SUCH OTHER PARTY’S GROUP (THE INDEMNITEE). EACH PARTY HERETO REPRESENTS TO THE OTHER THAT IT (A) HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY,

AND (B) FULLY UNDERSTANDS ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Master Subcontract Agreement to be executed effective as of the date first written above.

Subcontractor:    Contractor:
T&E Flow Services    COBRA ACQUISITIONS LLC
By:    /s/Eric Bean        By:    /s/Arty Straehla
Name:    Eric Bean        Name:    Arty Straehla
Title:    Managing Member        Title:    Chief Executive Office

EXHIBIT “A”

PREPA Agreement

See attached.

EXHIBIT “B”

Subcontractor’s Rate Sheet

All rates are composite labor and equipment day rates. The Subcontractor shall receive the following based upon providing qualified, skilled labor capable of performing material coordination services. Contractor shall provide all fuel, lodging and meals. Contractor shall be responsible for mobilization and demobilization of men and equipment, including costs thereof, unless the Subcontractor terminates work early or defaults and said default causes Subcontract to be terminated.

Composite Labor & Equipment Rate	Rate: Day Rate	Description
Material Coordination	$1,000.00	The Composite rate is all inclusive of Overhead labor classifications, this rate is comprised of all labor, cost, and equipment, including all customary tooling, if any, required to perform the work.

T&E Flow Services
Is providing the following: Six (6) men to coordinate materials/handle logistics related thereto, in Puerto Rico

EXHIBIT “C”
Form of Work Order

WORK ORDER
Subcontractor:    __________________________

Work Order No.     __________________________

Project: _____________________________________________________________________

In accordance with the terms and conditions of the Master Subcontract Agreement between Contractor and Subcontractor, Contractor hereby authorizes Subcontractor to perform the following Work.

Scope of Work:
Description: ___________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________

Schedule: _____________________________________________________________________

For the performance of the described Work, Contractor will compensate Subcontractor on the following basis: _________________________________________
______________________________________________________________________________

Project representatives:
Contractor:                    Subcontractor:
Attn:    ________________________        Attn:    _____________________
_______________
________________________        ___________________________

Subcontractor invoices will be sent to:
Attn:    ________________________
________________________
________________________

Subcontractor accepts this Work Order and will perform the Work in accordance with the Master Subcontract Agreement by and between Contractor and Subcontractor and this Work Order.

Contractor:                    Subcontractor:
COBRA ACQUISITIONS LLC        ________________________________

By:    _____________________________        By:    _____________________________
Name:    _____________________________        Name:    _____________________________
Title:    _____________________________        Title:    _____________________________
Date:    _____________________________        Date:    _____________________________

EXHIBIT “D”

Subcontractor’s Code of Conduct

Subcontractor, and all of its employees, agents, representatives, and/or affiliates performing any of the subcontracted work in Puerto Rico for Contractor, shall be required to comply with the following Code of Conduct:

1.TREAT ALL PERSONS WITH DIGNITY AND RESPECT AT ALL TIMES.

2. NO ALCOHOL: No alcohol consumption at any time; no possession of any alcohol at any time.

3. NO OTHER CONTROLLED SUBSTANCES: No illegal possession, use, distribution, sale, or transfer of any controlled substances at any time.

4. NO VIOLENCE: No physical violence, threat of physical violence, verbal abuse, inappropriate or indecent conduct and behavior that endangers or threatens to endanger the safety and welfare of persons or property at any time.

5. NO HARASSMENT: No sexual harassment or any other type of harassment or discrimination because of some characteristic of another, such as an individual’s race, color, religion, sex, national origin, ancestry, age, marital status, disability, veteran status, or any other basis prohibited by federal, state or local law.

6. NO FIREARMS: Unless licensed and hired specifically by Contractor as security personnel, possession of firearms of any kind is prohibited.

7. NO COMMUNICATION WITH THE MEDIA: No oral or written communication with or comment to the media at any time; if approached by any known media source or representatives, or any person or representative reasonably suspected to be from a media source, inform a representative of Contractor as soon as possible.

8. SOCIAL MEDIA LIMITATIONS: No negative posts, images, links, etc., associated with or directed towards Contractor, PREPA, or other known Subcontractors, shall be shared on any social media platform; no information that could reasonably be foreseen to endanger Contractor, PREPA, the state of Puerto Rico, or any Subcontractor, or any confidential information of any type, shall be shared on any social media platform.

9. NO INSUBOORDINATION: Failure to abide by the reasonable directions and decisions of Contractor or of any other person occupying a supervisory role with respect to the employee, or open and disruptive criticism of such directions or decisions, is prohibited.

10. NO VIOLATION OF ANY OTHER APPLICABLE LAW OR REGULATION.

All employees, agents, representatives, and/or affiliates performing any of the subcontracted work in Puerto Rico for Contractor, shall also be required to execute an acknowledgment of understanding and pledge to abide by the above Subcontractor’s Code of Conduct.

EXHIBIT “E”

Health Safety and Environmental Employee Manual

See attached.